CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Income Fund of America, Inc.:

We consent to (a) the use in this Post-Effective Amendment 62 to Registration Statement No. 2-33371 on Form N-1A of our report dated September 9, 2005 appearing in the Financial Statements which are included in Part B, the Statements of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
Costa Mesa, California
September 26, 2005